Exhibit 99.1

P.O. Box 717	Pittsburgh, PA 15230-0717 (412) 787-6700

From:	Gail A. Gerono Vice President, Investor Relations 412 787-6795

— News Release —

CALGON CARBON CORPORATION ADOPTS

STOCKHOLDER RIGHTS PLAN AND AMENDS BY-LAWS

PITTSBURGH, PA – January 28, 2005 – Calgon Carbon Corporation (NYSE: CCC) (the “Company”) announced that its Board of Directors adopted a new Stockholder Rights Plan in which rights will be distributed as a dividend at the rate of one Right for each share of the Company’s common stock held by stockholders of record as of the close of business on February 3, 2005. The new Stockholder Rights Plan updates and replaces the Company’s current Stockholder Rights Plan that expires on February 3, 2005.

As is the case with the Company’s current Rights Plan, the Rights generally will be exercisable only if a person or group acquires beneficial ownership of 10% or more of the Company’s common stock (15% or more, in the case of certain institutional investors) or commences a tender or exchange offer upon consummation of which such person or group would beneficially own 10% or more of the Company’s common stock. Stockholders that have held 10% or more of the Company’s common stock since at least December 27, 2004 will not trigger the Rights unless any such holder acquires an additional 1% of the Company’s common shares. The Rights will expire on February 3, 2015.

The Company’s Board of Directors also adopted Amended and Restated By-Laws for the Company which incorporate certain technical and procedural modifications and update certain provisions of the Company’s prior by-laws.

Copies of the Company’s newly adopted Stockholder Rights Plan and the Company’s Amended and Restated By-Laws are being filed with the Securities and Exchange Commission.

Calgon Carbon Corporation, headquartered in Pittsburgh, Pennsylvania, is a global leader in services and solutions for making air and water cleaner and safer. The company employs approximately 1,200 people at 18 operating facilities and 27 sales and service centers worldwide.

The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This document contains certain statements that are forward-looking relative to the Company’s future strategy and performance. They involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from any future performance.